Exhibit 99.1

Estimated Berry Plastics Fiscal 2010 Second Quarter

Our second fiscal quarter for fiscal year 2010 ended on April 3, 2010. Below is an unaudited estimate of our financial performance for the fiscal 2010 second quarter. These amounts are only estimates and may change materially as a result of management’s completion of our results for the fiscal 2010 second quarter.

We estimate that net sales will total approximately $1,056 million during the fiscal 2010 second quarter, representing an increase of 39% over $758 million in the fiscal 2009 second quarter. This $298 million increase includes acquisition volume increase of 33% and an estimated base volume increase of 7% partially offset by estimated net selling price decreases of 1%. Pro forma net sales in the fiscal 2009 second quarter were $1,000 million. This increase includes Pliant volume growth estimated at 4%. We estimate that base volumes increased by 11%, 12% and 5% in our rigid open top, rigid closed top and specialty films divisions respectively, and declined by 4% in our tapes, bags and coatings division.

Also, we estimate that our fiscal 2010 second quarter Adjusted EBITDA will be approximately $149 million, a decrease from $160 million for the fiscal 2009 second quarter. Excluding unrealized synergies and cost reductions, Adjusted EBITDA improved slightly from $137 million in the fiscal 2009 second quarter to an estimated $138 million in the fiscal 2010 second quarter. The second fiscal quarter results were positively affected by the sales volume growth noted above as well as realization of synergies and cost reduction efforts. These improvements were mitigated by the timing lag in passing through higher raw material costs to our customers.

The following table reconciles net loss to Adjusted EBITDA:

	(Unaudited)(1)
($ in millions)	Estimated Quarterly Period Ended April 3, 2010	Quarterly Period Ended March 28, 2009	Estimated Four Quarters Ended April 3, 2010
Adjusted EBITDA	$149	$160	$656
Pro forma Pliant and Superfos EBITDA	—	(25)	(73)
Unrealized synergies(2)	(11)	(17)	(55)
Unrealized cost reductions	(1)	(6)	(7)
Net interest expense	(51)	(66)	(214)
Depreciation and amortization	(80)	(63)	(279)
Income tax (expense) benefit	—	1	(2)
Business optimization, restructuring and non-cash expenses	(9)	10	(43)
Management fees	(2)	(1)	(7)

Net loss	$(5)	$(7)	$(24)

(1)	Does not reflect adjustments associated with this offering.
(2)	The estimated quarterly period ended April 3, 2010 includes unrealized synergies associated with Pliant. The quarterly period ended March 28, 2009 includes unrealized synergies associated with Pliant, Captive, Erie and Covalence. The estimated four quarters ended April 3, 2010 includes unrealized synergies associated with Pliant, Superfos, Captive and Erie.

As of the quarterly period ended April 3, 2010, Berry Plastics estimates a cash balance of $20 million and outstanding debt of $4,157 million as detailed in the following table. The table below also sets forth such estimates adjusted to give pro forma effect to this offering and the use of proceeds.

	Estimated (Unaudited)
	April 3, 2010
($ in millions)	Historical	Pro Forma
Cash	$20	$64

Term loan	1,164	1,164
Revolving line of credit	248	—
First Priority Senior Secured Floating Rate Notes	666	666
First Priority Senior Secured Fixed Rate Notes	366	366
Second Priority Fixed Rate Senior Secured Notes	756	756
Second Priority Floating Rate Senior Secured Notes	225	225
Second Priority Fixed Rate Notes offered hereby	—	300
11% Senior Subordinated Notes	455	455
10-1/4% Senior Subordinated Notes	215	215
Capital leases and other	62	62

Total debt, including current portion	$4,157	$4,209

Our capital expenditures are forecasted to be approximately $220 million for fiscal 2010 on a pro forma basis and including capital expenditures needed for synergy attainment.